
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Krupp Realty
Fund 7 Financial Statements for the three months ended March 31, 1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                       4,375,863
<SECURITIES>                                         0
<RECEIVABLES>                                  196,700<F1>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               237,708
<PP&E>                                      20,920,133<F2><F4>
<DEPRECIATION>                            (11,841,463)<F3><F4>
<TOTAL-ASSETS>                              13,888,941
<CURRENT-LIABILITIES>                          509,342
<BONDS>                                     10,395,362<F4><F5>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                     2,984,237<F6>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                13,888,941
<SALES>                                              0
<TOTAL-REVENUES>                             1,037,000<F7>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               858,063<F8>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             253,370
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                676,360<F4>
<CHANGES>                                            0
<NET-INCOME>                                   601,927<F9>
<EPS-PRIMARY>                                        0<F9>
<EPS-DILUTED>                                        0<F9>

<F1>Includes all receivables included in "prepaid expenses and other assets" on the
Balance Sheet.
<F2>Multi-family complexes of $20,604,478 and deferred expenses of $315,655.
<F4>The Partnership sold Nora Corners Shopping Center to unaffiliated third parties with thirteen other properties for a total selling price of $138,000,000, of which the Partnership received $6,604,300, less repayment of the mortgage note payable and interest of $4,114,668 and its share of closing costs of $89,573.
For financial reporting purposes, the Partnership realized a gain of $676,360 on the sale.
<F3>Accumulated depreciation of $11,737,589 and accumulated amortization of
$103,874.
<F5>Represents mortgage notes payable.
<F6>Total deficit of the General Partners of ($261,751) and equity of Limited
Partners of $3,245,988.
<F7>Includes all revenue of the Partnership.
<F8>Includes operating expenses of $400,198, real estate taxes of $80,153 and depreciation and amortization of $377,712.
<F9>Net income allocated $6,019 to the General Partners and $595,908 to the Limited
Partners.  Average net income per Unit of Limited Partner interest is $21.92.

